EXHIBIT 10.21
KRAFT FOODS GROUP, INC.
2012 PERFORMANCE INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
KRAFT FOODS GROUP, INC., a Virginia corporation (the “Company”), hereby grants to the employee (the “Employee”) named in the Award Statement attached hereto (the “Award Statement”) as of the date set forth in the Award Statement (the “Award Date”) pursuant to the provisions of the Kraft Foods Group, Inc. 2012 Performance Incentive Plan (the “Plan”) a Restricted Stock Unit Award (the “Award”) with respect to the number of shares (the “Restricted Shares”) of the Common Stock of the Company (the “Common Stock”) set forth in the Award Statement, upon and subject to the restrictions, terms and conditions set forth below (including, as applicable, the non-competition and non-solicitation covenants provided in the attached Appendix A hereto and the country-specific terms set forth in the attached Appendix B hereto), in the Award Statement and in the Plan. Capitalized terms not otherwise defined in this Global Restricted Stock Unit Agreement (the “Agreement”) have the meaning set forth in the Plan.
1.    Restrictions. Subject to Section 2 below, the restrictions on the Restricted Shares shall lapse and the Restricted Shares shall vest on the Vesting Date shown in the Award Statement (the “Vesting Date”), provided that the Employee remains an active employee of the Kraft Foods Group (as defined below in Section 18) during the entire period commencing on the Award Date and ending on the Vesting Date.
2.    Termination of Employment Before Vesting Date. In the event of the termination of the Employee’s employment with the Kraft Foods Group prior to the Vesting Date due to death or Disability (as defined below in Section 18) or upon the Employee’s Normal Retirement (as defined below in Section 18), the restrictions on the Restricted Shares shall lapse and the Restricted Shares shall become fully vested on the date of termination due to death, Disability, or Normal Retirement.
If the Employee’s employment with the Kraft Foods Group is terminated for any reason other than death, Disability, or Normal Retirement prior to the Vesting Date, including any termination of employment caused directly or indirectly by the Company or a subsidiary or affiliate (even if such termination constitutes unfair dismissal under the employment laws of the country where the Employee resides or if the Employee’s termination is later determined to be invalid and his or her employment is reinstated), the Employee shall forfeit all rights to the Restricted Shares. Notwithstanding the foregoing, upon the termination of an Employee’s employment with the Kraft Foods Group, the Committee may, in its sole discretion, waive the restrictions on, and the vesting requirements for, the Restricted Shares.
For purposes of this Agreement, the Employee’s employment shall be deemed to be terminated (i) when he or she is no longer actively employed by the Kraft Foods Group (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Employee is employed or the terms of Employee’s employment agreement, if any), and (ii) when he or she is no longer actively employed by a corporation, or a parent or subsidiary thereof, substituting a new right for these Restricted Shares (or assuming these Restricted Shares) in connection with a merger, consolidation, acquisition of property or stock, separation, split-up reorganization or liquidation (the “Termination Date”). Unless otherwise determined by the Committee, a leave of absence shall not constitute a termination of employment. The Committee shall have the exclusive discretion to determine when the Employee is no longer actively employed and the Termination Date for purposes of this Agreement, subject to compliance with Section 409A of the Code.
3.    Voting and Dividend Rights. The Employee does not have the right to vote the Restricted Shares or receive dividends prior to the date, if any, such Restricted Shares are paid to the Employee in the form of Common Stock pursuant to the terms hereof. However, the Employee shall receive cash payments (less applicable Tax-Related Items (as defined below) withholding) in lieu of dividends otherwise payable with respect to shares of Common Stock equal in number to the Restricted Shares that have not been forfeited. Such payments will be made (by regularly scheduled payroll or otherwise) as soon as practicable on or after the date on which such dividends are paid (and in no event later than 30 days after the date on which such dividends are paid).

4.    Transfer Restrictions. This Award and the Restricted Shares are non-transferable and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Restricted Shares shall be forfeited. These restrictions shall not apply, however, to any payments received pursuant to Section 7 below.
5.    Withholding Taxes. The Employee acknowledges that, regardless of any action taken by the Company or, if different, the Employee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items related to the Employee’s participation in the Plan and legally applicable to the Employee (“Tax-Related Items”), is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Employee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting or payment of the Award, the receipt of any dividends or cash payments in lieu of dividends, or the subsequent sale of shares of Common Stock; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Shares to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result. Further if the Employee becomes subject to any Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for (including report) Tax-Related Items in more than one jurisdiction.

The Company may refuse to issue or deliver shares of Common Stock upon vesting of the Restricted Shares if Employee fails to comply with his or her Tax-Related Items obligations or the Company has not received payment in a form acceptable to the Company for all applicable Tax-Related Items, as well as amounts due to the Company as “theoretical taxes”, if applicable, pursuant to the then-current international assignment and tax and/or social insurance equalization policies and procedures of the Kraft Foods Group, or arrangements satisfactory to the Company for the payment thereof have been made.
In this regard, the Employee authorizes the Company and/or the Employer, in their sole discretion and without any notice or further authorization by the Employee, to withhold all applicable Tax-Related Items legally due by the Employee and any theoretical taxes from the Employee’s wages or other cash compensation paid by the Company and/or the Employer or from proceeds of the sale of the shares of Common Stock issued upon vesting of the Restricted Shares. Alternatively, or in addition, the Company may (i) deduct the number of Restricted Shares having an aggregate value equal to the amount of Tax-Related Items and any theoretical taxes due from the total number of Restricted Shares awarded, vested, paid or otherwise becoming subject to current taxation; (ii) instruct the broker whom it has selected for this purpose (on the Employee’s behalf and at the Employee’s direction pursuant to this authorization) to sell any shares of Common Stock that the Employee acquires upon vesting of the Restricted Shares to meet the Tax-Related Items withholding obligation and any theoretical taxes, except to the extent that such a sale would violate any U.S. Federal Securities law or other applicable law; and/or (iii) satisfy the Tax-Related Items and any theoretical taxes arising from the granting or vesting of this Award, as the case may be, through any other method established by the Company. Notwithstanding the foregoing, if the Employee is subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Employee may elect the form of withholding in advance of any Tax-Related Items or any theoretical taxes withholding event and in the absence of the Employee’s election, the Company will withhold in Restricted Shares upon the relevant withholding event or the Committee may determine that a particular method be used to satisfy any required withholding. If the obligation for Tax-Related Items and/or any theoretical taxes is satisfied by withholding in Restricted Shares, for tax purposes, the Employee is deemed to have been issued the full number of shares underlying the Award, notwithstanding that a number of Restricted Shares are held back solely for the purpose of paying the Tax-Related Items and/or any theoretical taxes due as a result of any aspect of the Employee’s participation in the Plan.
To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items or theoretical taxes by considering applicable minimum statutory withholding amounts (in accordance with Section 13(d) of the Plan) or other applicable withholding rates.

Finally, the Employee agrees to pay to the Company or the Employer any amount of Tax-Related Items and any theoretical taxes that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan that cannot be satisfied by the means previously described.
6.    Death of Employee. If any of the Restricted Shares shall vest upon the death of the Employee, any Common Stock received in payment of the vested Restricted Shares shall be registered in the name of and delivered to the estate of the Employee.
7.    Payment of Restricted Shares. Each Restricted Share granted pursuant to this Award represents an unfunded and unsecured promise of the Company to issue to the Employee, on or as soon as practicable, but not later than 30 days, after the date the Restricted Share becomes fully vested pursuant to Section 1 or 2 and otherwise subject to the terms of this Agreement (including, as applicable, the non-competition and non-solicitation covenants provided in the attached Appendix A hereto and the country-specific terms set forth in the attached Appendix B hereto), the value of one share of the Common Stock. Except as otherwise expressly provided and subject to the terms of this Agreement (including, as applicable, the non-competition and non-solicitation covenants provided in the attached Appendix A hereto and the country-specific terms set forth in the attached Appendix B hereto), such issuance shall be made to the Employee (or, in the event of his or her death to the Employee’s estate or beneficiary as provided above) only in the form of shares of Common Stock as soon as practicable following the full vesting of the Restricted Share pursuant to Section 1 or 2.
8.    Special Payment Provisions. Notwithstanding anything in this Agreement to the contrary, if the Employee (i) is subject to U.S. Federal income tax on any part of the payment of the Restricted Shares, (ii) is a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Internal Revenue Code (the “Code”), and (iii) will become eligible for Normal Retirement (A) for Restricted Shares with a Vesting Date between January 1 and March 15, before the calendar year preceding the Vesting Date and (B) for Restricted Shares with a Vesting Date after March 15, before the calendar year in which such Vesting Date occurs, then any payment of Restricted Shares under Section 7 that is on account of his separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code shall be delayed until six months following such separation from service. In addition, if such an Employee is not vested in his Restricted Shares, and the Employee (i) becomes eligible for Normal Retirement while employed by a subsidiary or affiliate of the Company that would not be a “service recipient” with respect to the Award within the meaning of the regulations under Section 409A of the Code or (ii) becomes eligible for Normal Retirement and subsequently transfers to a subsidiary or affiliate of the Company that would not be a “service recipient” with respect to the Award within the meaning of the regulations under Section 409A of the Code, then the Employee’s Restricted Shares shall be paid to the Employee at such time in accordance with Section 7 (based on the value of shares of Common Stock at the time of payment), subject to a six-month delay from the date treated as a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code.
9.    Original Issue or Transfer Taxes. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 5.
10.    Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. The Employee hereby acknowledges receipt of a copy of the Plan.
11.     Award Confers No Rights to Continued Employment. Nothing contained in the Plan shall give any employee the right to be retained in the employment of the Kraft Foods Group or affect the right of any such employer to terminate any employee.

12.    Nature of Grant. In accepting the Restricted Shares, the Employee acknowledges, understands, and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the award of Restricted Shares is voluntary and occasional and does not create any contractual or other right to receive future Awards of, or benefits in lieu of Restricted Shares, even if Restricted Shares have been awarded in the past;
(c)    all decisions with respect to future awards, if any, will be at the sole discretion of the Committee;
(d)    the Employee’s participation in the Plan is voluntary;
(e)    the Restricted Shares and the shares of Common Stock subject to the Restricted Shares are not intended to replace any pension rights or compensation;
(f)    the Award of Restricted Shares and the shares of Common Stock subject to the Restricted Shares and the income and the value of the same are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension, retirement or welfare benefits;
(g)    the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;
(h)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Shares resulting from the termination of the Employee’s employment by the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed or the terms of his or her employment agreement, if any), and in consideration of the Award to which the Employee is otherwise not entitled, the Employee irrevocably agrees never to institute any claim against the Company, any of its subsidiaries or affiliates, or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, its subsidiaries and affiliates, and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Employee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(i)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan or Employee’s acquisition or sale of the underlying shares of Common Stock;
(j)    the Employee is hereby advised to consult with the Employee’s own personal tax, legal and financial advisors regarding the Employee’s participation in the Plan before taking any action related to the Plan;
(k)    the award of Restricted Shares and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or determined by the Company in its discretion, to have the Restricted Shares or any such benefits transferred to, or assumed by, another company, or to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Common Stock;
(l)    if the Employee is, as of the Award Date, designated in Salary Band G or above, the Restricted Shares shall be subject to the non-competition and non-solicitation covenants set forth in the Appendix A to this Agreement; and

(m)    the following provisions apply only if the Employee is providing services outside the United States:

(A)    the Restricted Shares and the shares of Common Stock subject to the Restricted Shares are not part of normal or expected compensation or salary for any purpose; and

(B)    neither the Company, the Employer nor any member of the Kraft Foods Group shall be liable for any foreign exchange rate fluctuation between the Employee’s local currency and the United States Dollar that may affect the value of the Restricted Shares or any shares of Common Stock delivered to the Employee upon vesting of the Restricted Shares or of any proceeds resulting from the Employee’s sale of such shares.

13.    Data Privacy. The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement (“Data”) by and among, as necessary and applicable, the Employer, the Company and its subsidiaries or affiliates for the exclusive purpose of implementing, administering and managing Employee’s participation in the Plan.
The Employee understands that the Company and the Employer may hold certain personal information about him or her, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, and job title, any shares of stock or directorships held in the Company, and details of the Restricted Shares or any other entitlement to shares of Common Stock, canceled, vested, unvested or outstanding in the Employee’s favor, for the purpose of implementing, administering and managing the Plan.
Employees residing outside the U.S. should understand the following: Data will be transferred to UBS Financial Services (“UBS”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Employee understands that Data may also be transferred to the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, or such other public accounting firm that may be engaged by the Company in the future. The Employee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Employee’s country. The Employee understands that if he or she resides outside the United States, the Employee may request a list with the names and addresses of any potential recipients of the Data by contacting the Employee’s local human resources representative. The Employee authorizes the Company, UBS and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan. The Employee understands that if he or she resides outside the United States, the Employee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Employee’s local human resources representative. Further, the Employee understands that the Employee is providing the consents herein on a purely voluntary basis. If the Employee does not consent, or if the Employee later seeks to revoke his or her consent, the Employee’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Employee’s consent is that the Company would not be able to grant the Employee Restricted Shares or other equity awards or administer or maintain such awards. Therefore, the Employee understands that refusing or withdrawing his or her consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that he or she may contact the Employee’s local human resources representative.

14.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Employee’s consent to participate in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15.    Language. If the Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.
16.    Interpretation. The Committee shall have the right to resolve all questions which may arise in connection with the Award, including whether the Employee is no longer actively employed. Any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Agreement shall be final, binding and conclusive. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall acquire any rights hereunder in accordance with this Agreement, the Award Statement or the Plan.
17.    Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, U.S.A., without regard to choice of laws principles thereof. This Agreement shall be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Section 409A of the Code, if applicable. Notwithstanding the foregoing, under no circumstances shall any member of the Kraft Foods Group be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Employee due to any failure to comply with Section 409A of the Code.
18.    Miscellaneous. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after the date of this Award, the Committee shall make adjustments to the number and kind of shares of Common Stock subject to this Award, including, but not limited to, the substitution of equity interests in other entities involved in such transactions, to provide for cash payments in lieu of Restricted Shares, and to determine whether continued employment with any entity resulting from such a transaction will or will not be treated as continued employment with any member of the Kraft Foods Group, in each case subject to any Committee action specifically addressing any such adjustments, cash payments, or continued employment treatment.
For purposes of this Agreement, (a) the term “Disability” means permanent and total disability as determined under procedures established by the Company for purposes of the Plan, and (b) the term “Normal Retirement” means retirement from active employment, in circumstances that constitute a “separation from service” for purposes of Section 409A of the Code, under a pension plan of the Kraft Foods Group or under an employment contract with any member of the Kraft Foods Group, on or after the date specified as the normal retirement age in the pension plan or employment contract, if any, under which the Employee is at that time accruing pension benefits for his or her current service (or, in the absence of a specified normal retirement age, the age at which pension benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service). In any case in which (i) the meaning of “Normal Retirement” is uncertain under the definition contained in the prior sentence, an Employee’s termination shall be treated as Normal Retirement as the Committee, in its sole discretion, deems equivalent to retirement. As used herein, “Kraft Foods Group” means Kraft Foods Group, Inc. and each of its subsidiaries and affiliates. For purposes of this Agreement, (x) a “subsidiary” includes only any company in which the applicable entity, directly or indirectly, has a beneficial ownership interest of greater than 50 percent and (y) an “affiliate” includes only any company that (A) has a beneficial ownership interest, directly or indirectly, in the applicable entity of greater than 50 percent or (B) is under common control with the applicable entity through a parent company that, directly or indirectly, has a beneficial ownership interest of greater than 50 percent in both the applicable entity and the affiliate.
19.    Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares issuable upon settlement of the Restricted Shares prior to the completion of any registration or qualification of the shares of Common Stock under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the Commission or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Employee understands that the Company is under no obligation to register or qualify the shares of Common Stock with the Commission or any state, provincial or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, the Employee agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without the Employee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Common Stock.
20.    Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
21.    Headings. Headings of paragraphs and sections used in this Agreement are for convenience only and are not part of this Agreement, and must not be used in construing it.
22.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the Restricted Shares and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with laws in the country where the Employee resides regarding the issuance of shares of Common Stock, or to facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
23.    Appendix B. Notwithstanding any provisions in this Agreement, the Restricted Shares shall be subject to any special terms set forth in Appendix B to this Agreement for Employee’s country. Moreover, if Employee relocates to one of the countries included in Appendix B, the special terms for such country will apply to Employee, to the extent the Company determines that the application of such terms is necessary or advisable for legal or administrative reasons.
24.    Waiver. The Employee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Employee or any other participant of the Plan.
IN WITNESS WHEREOF, this Restricted Stock Unit Agreement has been granted as of _____________, ____________.
KRAFT FOODS GROUP, INC.

APPENDIX A

NON-COMPETITION AND NON-SOLICITATION COVENANTS
APPLICABLE TO CERTAIN EMPLOYEES

I.	APPLICATION
This Appendix A includes additional terms and conditions that govern the Restricted Shares granted to the Employee under the Plan if the Employee is, as of the Award Date, designated in Salary Band G or above. Therefore, by accepting the Restricted Shares, a Salary Band G or above Employee will be agreeing to comply with the restrictive covenants and other provisions set forth below.

II.	RESTRICTIVE COVENANTS
(a) Acknowledgements. In exchange for receiving the Restricted Shares, the Employee acknowledges and agrees that the services to be rendered by the Employee to the Company will be of a special character having a unique value to the Company, and that, as a result of Employee’s role and position within the Company, the Employee will be provided with specialized training and given access to, or be responsible for the development of, some of the Company’s most sensitive confidential information, the disclosure and use of which would be harmful if used for the benefit of the Company’s competitors. The Employee recognizes that the Company’s relationships with the customers, suppliers, licensees, licensors, vendors, consultants, and independent contractors (collectively, “Partners”) with which the Employee serves or has contact, and with other employees, is special and unique, based upon the development and maintenance of goodwill resulting from the Partners’, and other employees’ contacts with the Company and its employees, including the Employee. The Employee also recognizes that the Company’s relationship with other employees, is special and unique, based upon the development, maintenance, and provision of training, opportunities, and goodwill by the Company and its employees, including the Employee. The Employee further acknowledges the Company’s ongoing substantial investment of time, money, and other resources to recruit, train, equip, and retain talented individuals, including the Employee, promotes the business goodwill of the Company by fostering productive, long-term relationships between the Company and its employees. As a result of the Employee’s position and Employee’s Partners, and employee contacts, the Employee recognizes that the Employee will gain valuable information about (i) the Company’s most sensitive and valuable confidential information, (ii) the Company’s business habits, needs, pricing policies, purchasing policies, profit structures, and margins, (iii) the Company’s relationships with its customers, their buying habits, special needs, and purchasing policies, (iv) the Company’s relationships with its suppliers, their pricing habits, and purchasing policies, (v) the Company’s pricing policies, purchasing policies, profit structures, and margin needs, (vi) the skills, capabilities and other employment-related information relating to the Company employees, and (vii) and other matters of which the Employee would not otherwise know and that is not otherwise readily available. Such knowledge is essential to the business of the Company and the Employee recognizes that it would be harmful if used for the benefit of the Company’s competitors. The Employee acknowledges and agrees that any injury to the Company’s Partner, or employee relationships, the loss of those relationships, or the inevitable disclosure of Company confidential information to a competitor would cause irreparable harm to the Company. The Employee recognizes that during a period following termination of the Employee’s employment, the Company is entitled to protection from the Employee’s use of Company confidential information and the Partner, and employee relationships with which the Employee has been entrusted by the Company during the Employee’s employment. The Employee acknowledges and agrees that due to the nature of the Employee’s role within the Company and the Company confidential information to which the Employee will have access, the Employee’s employment with a competitor in the same or substantially the same capacity in which the Employee was employed by the Company will inevitably result in the disclosure of the Company’s most sensitive confidential information. The Employee also recognizes that if the Employee’s employment terminates, the Company will be required to rebuild the Partner, and employee relationships with which the Employee has been entrusted by the Company during the Employee’s employment. The Employee also recognizes that merely limiting the Partners, and employees the Employee can solicit after termination will not be sufficient to protect the Company’s legitimate business interests.

(b)    Non-Competition and Non-Solicitation Obligations. Therefore, in exchange for receiving the Restricted Shares, the Employee hereby explicitly agrees that, during the Employee’s employment and for a period of 12 months following the termination of the Employee’s employment with the Company for any reason, including termination by the Company with or without cause, the Employee will not, either as an employee, employer, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity, directly or indirectly:

(i)    Engage in any business activities within the same line or lines of business for which the Employee performed services for the Company and in a capacity that is similar to the capacity in which the Employee was employed by the Company with any person or entity that competes with the Company in the consumer packaged food and beverage industry anywhere within North America.

(ii)    Solicit, assist in the solicitation of, or accept any business (other than on behalf of the Company) from any customer who, during the two (2) years immediately preceding the Employee’s termination, had been assigned to the Employee by the Company, or any customer with which the Employee had contact on behalf of the Company while an employee of the Company, or any customer about which the Employee had access to confidential information by virtue of the Employee’s employment with the Company; or disclose to any person, firm, association, corporation or business entity of any kind the names or addresses of any such customer; or directly or indirectly in any way request, suggest or advise any such customer or any suppliers, licensees, licensors, vendors, consultants, and independent contractors with which the Employee had contact on behalf of the Company to withdraw or cancel any of their business or refuse to continue to do business with the Company. This paragraph shall apply only where the customer is solicited to purchase a service or product that competes with the services or products offered by the Company.

(iii)    Cause, solicit, induce, or encourage any individual who was an employee of the Company at the time of, or within 6 months prior to, the Employee’s termination, to terminate or reject their employment with the Company or to seek or accept employment with any other entity, including but not limited to a competitor, supplier, customer or client of the Company, nor shall the Employee cooperate with any others in doing or attempting to do so. As used herein, the term “solicit, induce, or encourage” includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, (iii) recommending a Company employee to any entity, and (iv) aiding an entity in recruitment of a Company employee.

(c)    Reasonableness of Restrictions. The Employee acknowledges and agrees that, given the Company’s operations, the geographic restrictions to the above restrictions are reasonable to protect the Company’s interests. The Employee acknowledges and agrees that the length of the time periods applicable to the restrictive covenants set forth in this Section are appropriate and reasonable, in view of the nature of the Company’s business and Employee’s employment with the Company and knowledge of its business. The Employee acknowledges and agrees that the Employee carefully considered the terms of this Agreement, including the covenants set forth in this Section II, and acknowledges that if this Agreement is enforced according to its terms, the Employee will be able to earn a reasonable living in commercial activities unrelated to the Company in locations satisfactory to the Employee. The Employee also acknowledges that the restrictive covenants set forth in this Section II are a vital part of and intrinsic to the ongoing operations of the Company, in light of the nature of the business and the Employee’s unique position, skills, and knowledge with and of the Company. Notwithstanding the foregoing, if any provision or portion of this Section II or its subparts is held to be unenforceable because of the scope, duration, territory, or terms thereof, the Employee agrees that the court making such determination shall have the power to reduce the scope, duration, territory and/or terms of such provision, and to delete specific words or phrases in such provision, so that the provision is enforceable by the court, and such provision as amended shall be enforced by the court.

(d)    Direct or Indirect Violations. The Employee acknowledges and agrees that the Employee will be in violation of this Section II if the Employee engages in any or all of the activities set forth in this Section II directly as an individual, or indirectly for, through, or with assistance from, any other person or entity, whether as partner, joint venturer, employee, agent, salesperson, employee, officer, manager and/or director of any person or entity, or as an equity holder of any person or entity in which the Employee or the Employee’s spouse, child, or parent owns, directly or indirectly, any of the outstanding equity interests.

(e)    Tolling of Covenants. The Employee acknowledges and agrees that that if it is judicially determined that the Employee has violated any of the Employee’s obligations under Section II, then the period applicable to each obligation that the Employee has been determined to have violated shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals.

(f)    Remedies. The Employee acknowledges and agrees that, in the event of a breach or threatened breach of the Employee’s obligations under this Section II (including all subparts), irreparable injury would be caused to the Company, for which the Company would have an inadequate remedy at law. The Employee therefore agrees that, in addition to and without limitation of any rights that the Company may otherwise have, at law or in equity, the Company shall have the right to temporary, preliminary, and permanent injunctive relief against the Employee in the event of such breach, or threatened breach, in addition to any other equitable relief (including without limitation an accounting and/or disgorgement) and/or any other damages as a matter of law. The Employee also agrees that the Company is entitled to its reasonable attorneys’ fees and costs incurred in enforcing the restrictive covenants contained in this Agreement or successfully prosecuting or defending any action under this Agreement. Furthermore, no bond need be posted in conjunction with the application for, or issuance of, an injunction (which requirement the Employee hereby specifically and expressly waives).

III.	RECOUPMENT OF PROCEEDS
If the Employee violates any agreement between the Employee and the Company or its Affiliates with respect to non-competition, non-solicitation, confidentiality, or protection of trade secrets (or similar provision regarding intellectual property), including Section II of this Appendix A: the Company shall have the right, at its discretion, (i) to recoup any Common Stock issued upon the vesting of the Restricted Shares in the 12 months preceding either (A) the date on which the Company first became aware of such violation or (B) the date of the Employee’s termination of employment; and (ii) if the Employee has sold any portion of the Common Stock issued upon the vesting of the Restricted Shares in the 12 months preceding either (A) the date on which the Company first became aware of such violation or (B) the date of the Employee termination of employment, to require the Employee to immediately remit a cash payment to the Company equal to the gross proceeds of such sale. The remedy provided by this Section III shall be in addition to and not in lieu of any rights or remedies which the Company may have against the Employee under any statute, regulation or Company policy, as in effect from time to time, relating to the forfeiture or recoupment of compensation.

The Employee further agrees that by accepting the Award, the Employee authorizes the Company and its affiliates to deduct any amount or amounts owed by the Employee pursuant to this Section III from any amounts payable by or on behalf of the Company or any Affiliate to the Employee, including, without limitation, any amount payable to the Employee as salary, wages, vacation pay, bonus or the settlement of the Restricted Shares or any stock-based award. This right of setoff shall not be an exclusive remedy and the Company’s or an affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Employee shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Employee or any other remedy.

APPENDIX B

ADDITIONAL TERMS AND CONDITIONS OF THE
KRAFT FOODS GROUP, INC.
2012 PERFORMANCE INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
TERMS AND CONDITIONS
This Appendix B includes additional terms and conditions that govern the Restricted Shares granted to the Employee under the Plan if he or she resides in one of the countries listed below at the time of grant. Certain capitalized terms used but not defined in this Appendix B have the meanings set forth in the Plan and/or the Agreement.

NOTIFICATIONS

This Appendix B also includes information regarding exchange controls and certain other issues of which the Employee should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of February 2015. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Employee not rely on the information in this Appendix B as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time the Restricted Shares vest or the Employee sells shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Employee’s particular situation, and the Company is not in a position to assure the Employee of a particular result. Accordingly, the Employee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Employee’s situation.

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Finally, if the Employee is a citizen or resident of a country other than the one in which he or she is currently working, transfers employment after the Restricted Shares are granted or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Employee, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Employee.

CANADA

TERMS AND CONDITIONS

Form of Settlement. Restricted Shares granted to employees resident in Canada shall be paid in shares of Common Stock only.

Termination of Employment Before Vesting Date. This provision supplements Section 2 of the Agreement:

Unless otherwise determined by the Committee, the Employee shall not be considered actively employed during any notice period or period of pay in lieu of such notice required under any applicable law, including Canadian provincial employment law (including but not limited to statutory law, regulatory law and/or common law), or under any employment agreement. The Committee shall have the exclusive discretion to determine when the Employee is no longer actively employed and the Termination Date for purposes of this Agreement.
The following provisions apply for Employees employed in Quebec:

Data Privacy Notice and Consent. This provision supplements Section 13 of the Agreement:

The Employee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Employee further authorizes the Company and any subsidiary or affiliate and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Employee further authorizes the Company and any subsidiary or affiliate to record such information and to keep such information in his or her employee file.

Language Consent. The parties acknowledge that it is their express wish that the Agreement, including this Appendix B, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée. Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

NOTIFICATIONS

Securities Law Information. Upon issuance of the shares of Common Stock subject to the vested Restricted Shares, the Employee is permitted to sell shares of Common Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided that the sale of shares of Common Stock takes place outside of Canada through the facilities of a stock exchange on which the shares are listed (i.e., the NASDAQ Global Select Market).